EXHIBIT 99.2

INDEX TO UNAUDITED FINANCIAL STATEMENTS

Page
Unaudited Statement of Asssets Acquired and Liabilities Assumed as of September 30, 2006	F-1
Unaudited Statements of Revenues and Direct Expenses for the nine months ended September 30, 2006 and 2005	F-2
Notes to Unaudited Financial Statements	F-3

YOURDAILYMEDIA.COM
  UNAUDITED STATEMENT OF ASSETS ACQUIRED AND LIABILITES ASSUMED
AT SEPTEMBER 30, 2006

ASSETS ACQUIRED

Current assets:
Due from owner	$68,807

Total assets acquired	$68,807

LIABILITIES ASSUMED AND NET ASSETS ACQUIRED

Total liabilities	—

Net Assets Acquired	68,807
Total liabilities assumed and net assets acquired	$68,807

The accompanying notes are an integral part of these financial statements

YOURDAILYMEDIA.COM
UNAUDITED STATEMENTS OF REVENUES AND DIRECT EXPENSES

	Nine Months Ended September 30,
	2006	2005

Revenues	$88,100	$6,086
Cost of revenues	34,229	1,130
Gross profit	53,871	4,956

Direct Costs and expenses
General and administrative	—	12
Total operating expenses	—	12

Income from operations	53,871	4,944

Net Income	$53,871	$4,944

The accompanying notes are an integral part of these financial statements

YOURDAILYMEDIA.COM
NOTES TO UNAUDITED FINANCIAL STATEMENTS
AT SEPTEMBER 30, 2006

Note 1 - Summary of Significant Accounting Policies

Nature of Operations

YourDailyMedia.com (“YDM”) was organized in March 2005 by Scott John Paul Worsnop (“Worsnop”) a sole proprietor. YDM delivers user-generated videos over the Internet. The YDM website is focused on the delivery of safe for work videos to website visitors with an emphasis on slapstick comedy and other related humor.

Basis of Presentation

On December 18, 2006, Handheld acquired the assets and business interests relating to the YourDailyMedia.com website from Worsnop. The accompanying financial statements have been prepared as if the only operations were those of the YourDailyMedia.com website related assets which was purchased by Handheld on December 18, 2006. The Statement of Revenues and Direct Expenses excludes those costs which are not directly related to YourDailyMedia.com revenue producing activity such as overhead and taxes. Direct costs include allocations of selling, general and administrative expenses incurred by the Company. Management believes that the identification of revenues and allocation of direct expenses is reasonable.

Use of Estimates

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). These accounting principles require us to make certain estimates, judgments and assumptions in preparation of the financial statements. We believe that the estimates, judgments and assumptions upon which we rely are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of our financial statements as well as the reported amounts of revenues and expenses during the periods presented. Our financial statements would be effected to the extent there are material differences between these estimates and actual results. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result. Significant estimates in 2006 and 2005 include the identification of revenue and allocation of indirect expenses.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, advertising has been displayed and viewed by a valid customer, the sale price is fixed and determinable, and collection of the resulting account is reasonably assured. Our revenue is primarily derived from visitors viewing web pages on the YDM site that serve ads for which we earn a commission from advertising networks to whom we extend credit terms after an analysis of the advertising network and its financial condition and credit worthiness. Revenue is not determinable until we receive a statement and payment from the advertising network. Accordingly, revenue is recognized only when the statement is received and payment received.

Note 2 - Due from Owner

At September 30, 2006, we have recorded a receivable from the existing owner of $68,807. This amount represents the net income generated from the assets that Handheld acquired as part of the December 18, 2006 transaction with Worsnop which included all of the assets and business interests relating to the YourDailyMedia.com website.

Note 3 - Cash Flow

During the nine months ended September 30, 2006 and 2005, the YDM website business did not acquire or dispose of any assets or complete any financing transactions which would be classified as sources or uses of cash from investing or financing activities. The YDM business was, on an operating basis, for the nine months ended September 30, 2006 and 2005, a source of cash to Worsnop in the amount of $53,871 and $4,944, respectively.

Worsnop did not make, as a result of the YDM business, any cash payments for interest or other similar items which would qualify for supplemental disclosure in the cash flow section of the financial statements.

Note 4 - Concentrations

During 2005, three advertising networks accounted for 82%, 9% and 7% of total revenue. During 2006, four advertising networks accounted for 26%, 24%, 24% and 12% of total revenue. As a result, we were materially dependent on these networks and the loss of any of them would have a material effect on our results.